UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 13, 2009

Aon Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7933	36-3051915
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Street, Chicago, Illinois (Address of Principal Executive Offices)	60601 (Zip Code)

Registrant’s telephone number, including area code: (312) 381-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On November 13, 2009, Aon Corporation (the “Company”) entered into an amended and restated employment agreement (the “Employment Agreement”) with Gregory C. Case, its President and Chief Executive Officer, which modifies the existing employment agreement dated as of April 4, 2005 between the Company and Mr. Case (the “Prior Agreement”).  The terms of the Prior Agreement were disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 5, 2005.   The principal modifications set forth in the Employment Agreement are described below:

Term.  The Employment Agreement commenced November 13, 2009, and will expire April 3, 2015, unless terminated earlier.  The term of Mr. Case’s employment was thereby extended five years.

Salary and Bonus.  No changes were made to Mr. Case’s current annual base salary of $1,500,000.   Mr. Case is eligible for a target bonus of 200% (an increase from 150%) of base salary and a maximum bonus of 300% of the target bonus (an increase from 250% of base salary), subject to the current cap of $5 million established under the Company’s Senior Officer Incentive Compensation Plan.  The Company’s board of directors retains the discretion to determine Mr. Case’s actual bonus payment.

Long-Term Incentive Compensation.  The Employment Agreement no longer requires an annual award of $1.8 million in non-qualified stock options be granted by the Company to Mr. Case, a contractual requirement under the Prior Agreement that Mr. Case has annually waived.  Mr. Case will continue to be eligible to participate in the Company’s long-term incentive compensation plans, such as its Leadership Performance Program (“LPP”), a sub-plan of the 2001 Aon Stock Incentive Plan. As a reflection of Mr. Case’s exceptional performance to date and his commitment to the extended term as set forth in the Employment Agreement, he will receive an additional award valued at $10 million under the LPP for the performance period beginning January 1, 2010 and ending December 31, 2012.  This additional award will be earned based on the same performance criteria and weightings as the regular award the Company anticipates awarding to Mr. Case under the LPP for the same performance period.  The performance criteria and weightings will be the same as those applicable to other LPP award recipients.

Benefits.  No changes were made to Mr. Case’s eligibility for life insurance coverage of at least $5 million.  Mr. Case will be eligible to participate in the Company’s other employee benefit programs on the same basis as provided currently under the Prior Agreement; however, he and his family will be eligible for coverage under the Company’s retiree medical program if his employment terminates for any reason other than cause after he has attained age 50 and irrespective of his years of employment with the Company.

Noncompetition.  The Employment Agreement modified the two-year noncompetition provision to prohibit Mr. Case’s employment with an insurance brokerage, reinsurance brokerage or employee benefits brokerage business if such services represent at least 55% of such business’ annual gross revenue, subject to additional restrictions.  Other restrictive covenants set forth in the Employment Agreement continue unchanged from those set forth in the Prior Agreement.

Termination Provisions.  The Employment Agreement contains no material changes to the termination provisions applicable to Mr. Case’s employment as set forth in the Prior Agreement.

In addition, on November 13, 2009, the Company entered into an amended and restated change in control agreement (the “Change in Control Agreement”) with Mr. Case, which modifies the existing severance agreement dated as of April 4, 2005 between the Company and Mr. Case (the “Prior Change in Control Agreement”).  The terms of the Prior Change in Control Agreement were disclosed in a Current Report on Form 8-K filed with the SEC on April 5, 2005.  The Change in Control Agreement significantly reduces the financial protection to be afforded to Mr. Case in the event of the termination of his employment in connection with a change in control of the Company. The principal modifications are:

(1)                                  Complete elimination of the Company’s obligation to provide a gross-up payment to Mr. Case in connection with excise taxes imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”); and

(2)                                  Capping Mr. Case’s cash and non-equity award payments to the “safe harbor” amount under Code Section 280G, such that the cash and non-equity award payments are not deemed to be “excess parachute payments”.

The foregoing summaries are qualified in their entirety by reference to each of the Employment Agreement and the Change in Control Agreement, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

A copy of the press release announcing the extension of Mr. Case’s employment agreement is filed with this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(a)—(c)    Not applicable.

(d)            Exhibits:

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement dated as of November 13, 2009, between Aon Corporation and Gregory C. Case.

10.2	Amended and Restated Change in Control Agreement entered into as of November 13, 2009 between Aon Corporation and Gregory C. Case.

99.1	Press Release issued by Aon Corporation on November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aon CORPORATION

	By:	/s/ Peter Lieb
Peter Lieb Executive Vice President and General Counsel

Date: November 16, 2009

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	Amended and Restated Employment Agreement dated as of November 13, 2009, between Aon Corporation and Gregory C. Case.

10.2	Amended and Restated Change in Control Agreement entered into as of November 13, 2009 between Aon Corporation and Gregory C. Case.

99.1	Press Release issued by Aon Corporation on November 16, 2009.